WILBER & TOWNSHEND
                           A PROFESSIONAL CORPORATION
                          CERTIFIED PUBLIC ACCOUNTANTS
                                 465 Baldwin St.
                                Jenison, MI 49428






                         CONSENT OF INDEPENDENT AUDITORS



     We consent to the use of our names as experts as found in the "Experts" section on page 13 in the Amendment No. 1 to the Form S-3 registration statement of Intelligent Decision Systems, Inc.

         Certain financial statements of Digital Sciences Incorporated and Resource Finance Group Ltd. Incorporated by reference in this Prospectus from the company's Form S-4 have been audited by Wilber & Townshend P.C., independent certified public accountants, as indicated in their reports with respect there to, and included herein in reliance upon authority of said firm as experts in auditing and accounting in giving said reports.



/S/Wilber & Townshend



May 29, 1996




                                 EXHIBIT 23.01